UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A/A
Amendment No. 1
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Whitestone REIT
(Exact name of registrant as specified in its charter)

Maryland	76-0594970
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2600 South Gessner, Suite 500	77063
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act: None

Explanatory Note

This Amendment No. 1 amends the Registration Statement on Form 8-A filed by Whitestone REIT (the Company”) with the Securities and Exchange Commission on May 15, 2020. This Amendment No. 1 is being filed to amend the description of preferred stock purchase rights (the “Rights”) of the Company.

Item 1. Description of Registrant’s Securities to be Registered.

On April 21, 2021, the Company entered into the First Amendment to Rights Agreement (the “Amendment”) with American Stock Transfer and Trust, LLC, as rights agent (the “Rights Agent”). The Amendment amends the Rights Agreement (the “Rights Agreement”), dated as of May 14, 2020, by and between the Company and the Rights Agent, solely to extend the expiration date of the Rights from the close of business on May 13, 2021 to the close of business on May 13, 2022, unless earlier exercised, exchanged, amended, redeemed, or terminated.

The Rights are in all respects subject to and governed by the provisions of the Rights Agreement, as amended by the Amendment, and the Articles Supplementary for the Series A Preferred Shares (the “Articles Supplementary”). Copies of the Rights Agreement and the Articles Supplementary are attached hereto as Exhibits 4.1 and 3.1, respectively, and incorporated herein by reference. The foregoing description of the material terms of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached hereto as Exhibit 4.2 and incorporated herein by reference.

Item 2. Exhibits

Exhibit No.	Description
3.1	Articles Supplementary for Series A Preferred Shares (previously filed and incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on May 15, 2020).
4.1
Rights Agreement, dated May 14, 2020, between Whitestone REIT and American Stock Transfer Trust, LLC, as Rights Agent (previously filed and incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed on May 15, 2020).

4.2
First Amendment to Rights Agreement, dated as of April 21, 2021, between Whitestone REIT and American Stock Transfer Trust, LLC, as Rights Agent (previously filed and incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed on April 23, 2021).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, on this 23st day of April, 2021.

Whitestone REIT
By: /s/ David K. Holeman
Name: David K. Holeman Title: Chief Financial Officer